Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Leo Cheung
908-953-8692 (office)	908-953-4031 (office)
973-993-8033 (home)	leocheung@avaya.com
lynnnewman@avaya.com

Avaya Earns Seven Cents Per Diluted Share On Continuing Operations in First Quarter Of Fiscal 2004

•Revenues Increase Three Percent Over Year Ago Period

•Company Reports Income From Continuing Operations of $30 Million in First Quarter of Fiscal 2004

•Gross Margin Improves To 46.1 Percent From 41.9 Percent in First Quarter of Fiscal 2003

FOR IMMEDIATE RELEASE: TUESDAY, JAN. 27, 2004

BASKING RIDGE, N. J. – Avaya Inc., (NYSE:AV) a leading global provider of communications networks and services for businesses, today reported first fiscal quarter income from continuing operations of $30 million or earnings of seven cents per diluted share for the first quarter of fiscal 2004.

These results compare to a loss of $125 million or a loss of 34 cents per diluted share from continuing operations in the first quarter of fiscal 2003.

First fiscal quarter 2004 revenues of $971 million increased three percent over revenues of $946 million in the year ago period.

The company said including results from discontinued operations, net income for the first quarter of fiscal 2004 was $10 million or earnings of two cents per diluted share, compared to a net loss of $121 million or a loss of 33 cents in the same period last year.

Avaya said continuing operations includes all its operations except its Connectivity Solutions segment and the parts of the Expanets, Inc. businesses it is in the process of divesting, which are included as discontinued operations.

In Oct. 2003, Avaya announced it was selling its Connectivity Solutions segment to CommScope,Inc.  Avaya expects the sale to conclude in the second quarter of fiscal 2004. Avaya acquired substantially all the assets and assumed certain liabilities of Expanets, Inc., a telecommunications reseller, in Nov. 2003.  The company is in the process of divesting the portions of the Expanets businesses that distribute non-Avaya offerings.  Avaya expects to conclude the divestiture by the end of the second fiscal quarter and integrate approximately 800 former Expanets employees into its operations.

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Avaya said first fiscal quarter 2004 revenues were essentially unchanged from revenues in the fourth fiscal quarter of 2003 which reflected a seasonal revenue ramp-up associated with the end of the company’s fiscal year.  Avaya noted IP line shipments and IP revenues increased globally from the fourth quarter across large and small customers.

Gross margin in the quarter increased substantially.  Improvements from the company’s contract manufacturers provided roughly half of the benefit.  Cost savings, Expanets, product and channel mix and stable discount levels also positively affected margins.  Selling, general and administrative expenses increased from the fourth quarter primarily due to incremental Expanets expenses.  Expanets, overall, however, was only marginally dilutive to the company’s earnings from continuing operations.

CEO Comments

“Avaya delivered its third profitable quarter in a row through our rigorous financial discipline and focus on operational excellence,” said Don Peterson, chairman and CEO, Avaya.   “The increase in revenues we saw this quarter compared to last year reflects what we believe is the beginning of a rebound in capital spending.  Our customers are increasingly turning to IP telephony to deliver real improvements in business value.  They are responding to Avaya’s ability to retain their investment and add the benefits of IP telephony, while enjoying the same confidence they’ve always had in their voice communications.”

Outlook For Second Fiscal Quarter 2004

As it completes the integration of Expanets during the second fiscal quarter, the company expects operating income for the second fiscal quarter to be roughly the same as operating income for the first fiscal quarter.

Business Highlights In The Quarter

Since the end of the last quarter Avaya has made a number of key announcements, and took additional steps to focus on its core enterprise business and enhance its market offers:

Avaya introduced a new portfolio of products that includes a new generation of market-leading software applications, media servers and gateways for small, medium and large enterprises, and a full range of desktop and wireless IP telephones.  The new products increase the security of IP communications, simplify the management of converged networks, and enable enterprises to meet the needs of increasingly mobile end users.

Avaya and Polycom, Inc. announced they will collaborate to develop and market new IP-telephony-enabled video solutions to make desktop and group video communication as simple as a phone call.  Avaya also plans to sell and service Polycom products globally — significantly expanding the companies’ existing strategic reseller relationship in North America that includes more than 10,000 video implementations.

Avaya will construct an IP telephony system and call center for China’s Industrial Bank Co. Ltd. Industrial Bank chose to adopt Avaya’s contact center solutions to improve service quality and reduce costs across 20 branches nationwide.

United Overseas Bank Limited chose Avaya to develop a multimedia integrated Contact Center for its Singapore operations.  The bank will use Avaya Interaction Center, a multimedia-enabled platform to provide consistent personalization, routing, and management of customer interactions across all communication channels, including inbound and outbound voice and email.

Avaya IP Office — Small Office Edition, which the company introduced in Dec. 2003, is designed for up to 28 users and provides smaller firms with the types of business features — such as built-in firewall for network security, Internet access, wireless connectivity, advanced messaging capabilities, and three-way calling — that are usually available only with larger, more complex systems. The converged voice and data business communications features are encompassed in one compact unit that enables businesses to manage their communications from a laptop or personal computer.

In Oct. 2003, Avaya agreed to acquire substantially all of the assets and assume certain liabilities of Expanets, Inc., one of the largest resellers of Avaya’s products in the United States.  The acquisition, which closed on Nov. 25, allows Avaya to continue to provide quality sales and service support for Expanets’ customers and grow its small and mid-sized business.

Also in Oct., the company agreed to sell its Connectivity Solutions segment, a world leader in structured cabling for businesses and telecommunications service providers, to CommScope, Inc.   The sale will allow Avaya to focus on providing communications networks and services to businesses.

Avaya and Extreme Networks Inc. entered into a multiyear, multimillion-dollar strategic alliance to jointly develop and market converged communications solutions. Under the agreement Avaya will also resell Extreme Networks’ data networking products and will provide comprehensive planning, design, implementation and management services support through Avaya Global Services. This relationship will provide businesses around the world with one of the broadest arrays of converged technologies and services in the industry.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than 1 million businesses worldwide, including 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol (IP) telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services –Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com

This news release contains forward-looking statements regarding the company’s outlook for operating results and future cash needs based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, general industry market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations and the economic, political, and other risks associated with international sales and operations, U.S. and foreign government regulation, price and product competition, rapid technological development, dependence on new product development, the successful introduction of new products, the mix of our products and services, customer demand for our products and services, the ability to successfully integrate acquired companies, control of costs and expenses, the ability to implement in a timely manner our restructuring plans, and the ability to form and implement alliances.  For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the Securities and Exchange Commission. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTE:  Avaya will host a conference call with a listen-only Q&A session to discuss these results at 5:00 p.m. EST on Tuesday, Jan. 27, 2004.  To ensure you are on the call from the start, we suggest you access the call 10-15 minutes early by dialing:

Within and outside the United States: 706-634-2454

For those unable to participate, there will be a playback available from 8:00 p.m. EST, Jan. 27, through Feb. 3, 2003.  For the replay, if you are calling from within the United States, please dial 800-642-1687.  If you are calling from outside the United States, please dial 706-645-9291.  The passcode for the replay is 4302920.

WEBCAST Information: Avaya will webcast this conference call live, with a listen-only Q&A session.  To ensure that you are on the webcast, we suggest that you access our website (http://www.avaya.com/investors/) 10-15 minutes prior to the start.  Slides accompanying the conference call are available at the same location.  Following the live webcast, a replay will be available on our archives at the same web address.

Avaya Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2003 and September 30, 2003

(Unaudited; Dollars in Millions, except per share amounts)

	12/31/03	9/30/03 (a)
ASSETS
Current assets:
Cash and cash equivalents	$1,044	$1,192
Receivables less allowances of $108 at December 31, 2003 and $86 at September 30, 2003	627	642
Inventory	295	264
Deferred income taxes, net	61	69
Other current assets	217	190
Current assets of discontinued operations (b)	199	212
TOTAL CURRENT ASSETS	2,443	2,569

Property, plant and equipment, net	609	604
Deferred income taxes, net	378	370
Goodwill (c)	213	146
Other assets	266	178
Other assets of discontinued operations (b)	192	190
TOTAL ASSETS	$4,101	$4,057

LIABILITIES
Current liabilities:
Accounts payable	$320	$305
Business restructuring reserve	58	66
Payroll and benefit obligations	242	261
Current portion of long-term debt (d)	289	—
Deferred revenue	173	137
Other current liabilities	296	312
Current liabilities of discontinued operations (b)	61	88
TOTAL CURRENT LIABILITIES	1,439	1,169

Long-term debt	665	953
Benefit obligations	1,220	1,224
Other liabilities	503	490
Other liabilities of discontinued operations (b)	22	21
TOTAL NON-CURRENT LIABILITIES	2,410	2,688
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Series A junior participating preferred stock, par value $1.00 per share, 7.5 million shares authorized; none issued and outstanding	—	—
Common stock, par value $0.01 per share, 1.5 billion shares authorized, 426,910,711 and 419,434,414 issued (including 2,321,123 and 878,254 treasury shares) as of December 31, 2003 and September 30, 2003, respectively	4	4
Additional paid-in capital	2,164	2,151
Accumulated deficit	(1,260)	(1,270)
Accumulated other comprehensive loss	(630)	(679)
Less treasury stock at cost	(26)	(6)
STOCKHOLDERS’ EQUITY	252	200
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,101	$4,057

Note to the Balance Sheets:

(a)   Certain prior year amounts have been reclassified to conform to the current period presentation.

(b)   In October 2003, the Company agreed to sell certain assets and liabilities of the Connectivity Solutions segment to CommScope, Inc.

In connection with the acquisition of Expanets, Inc., the Company decided to divest the portion of the Expanets business that distributed other vendors’ offerings.  The assets and liabilities included in the disposal group are separately presented as discontinued operations in the balance sheet.

(c)   In November 2003, the Company acquired substantially all of the assets and assumed certain liabilities of Expanets.  Goodwill of $63 million was recorded in connection with the purchase.

(d)   The Company has classified the Liquid Yield Option Notes (“LYONs”) in current portion of long-term debt because holders may require the Company to purchase all or portion of their LYONs on the October 31, 2004 put date.  If the LYONs are put to Avaya, the Company may, at its option, elect to pay the purchase price in cash or shares of common stock , or any combination thereof.

Avaya Inc. and Subsidiaries

Statements of Operations

Three Months Ended December 31, 2003 and 2002

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended December 31,
	2003	2002 (a)
REVENUE
Products	$482	$459
Services	489	487
	971	946
COST
Products	222	238
Services	301	312
	523	550
GROSS MARGIN	448	396

OPERATING EXPENSES
Selling, general and administrative	313	334
Research and development	83	86
TOTAL OPERATING EXPENSES	396	420

OPERATING INCOME (LOSS)	52	(24)
Other income, net	6	3
Interest expense	21	19

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	37	(40)

Provision for income taxes	7	85
INCOME (LOSS) FROM CONTINUING OPERATIONS	30	(125)

DISCONTINUED OPERATIONS
Income (loss) from discontinued operations (b)	(18)	6
Provision for income taxes	2	2
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(20)	4

NET INCOME (LOSS)	$10	$(121)

	For the three months ended December 31,
	2003	2002 (a)

EARNINGS (LOSS) PER SHARE - BASIC and DILUTED
Earnings (Loss) per share from continuing operations	$0.07	$(0.34)
Earnings (Loss) per share from discontinued operations	(0.05)	0.01
EARNINGS (LOSS) PER SHARE	$0.02	$(0.33)

BASIC SHARES	421	366
DILUTED SHARES	459	366

(a)  Certain amounts have been reclassified to conform to the fiscal 2004 presentation.

(b) Represents the results from Connectivity Solutions and the portion of the Expanets, Inc. business that distributed other vendors’ offerings.

Avaya Inc. and Subsidiaries

Operating Segments

Revenue and Operating Income (Loss) from Continuing Operations

Quarterly Trend

(Unaudited; Dollars in Millions)

REVENUE

	For the Fiscal Year Ended September 30, 2003 (A)					For the Quarter Ended December 31, 2003
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Enterprise Communications Group	$402	$413	$396	$433	$1,644	$417	$—	$—	$—	$417
Small & Medium Business Solutions	57	58	59	62	236	63	—	—	—	63
Services	487	479	474	476	1,916	489	—	—	—	489
Corporate	—	—	—	—	—	2	—	—	—	2
Total Avaya	$946	$950	$929	$971	$3,796	$971	$—	$—	$—	$971

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS

	For the Fiscal Year Ended September 30, 2003 (A)					For the Quarter Ended December 31, 2003
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Enterprise Communications Group	$(53)	$(31)	$(24)	$(13)	$(121)	$(4)	$—	$—	$—	$(4)
Small & Medium Business Solutions	(1)	(2)	—	4	1	6	—	—	—	6
Services	40	41	42	40	163	53	—	—	—	53
Corporate:
Business restructuring (charges) reversals and (related expenses), net	(4)	14	(7)	2	5	—	—	—	—	—
Other (B)	(6)	(9)	(7)	37	15	(3)	—	—	—	(3)
Total Avaya	$(24)	$13	$4	$70	$63	$52	$—	$—	$—	$52

(A)  Revenue and operating income (loss) in fiscal 2003 has been restated for the presentation of Connectvity Solutions as discontinued operations, to transfer the professional services organization from the Enterprise Communication Group to Services, and to allocate a portion of the results attributed to the Company’s third-party leasing arrangement from Enterprise Communications Group to the Small & Medium Business Solution segment.

(B)  Substantially all corporate costs and expenses of shared services, such as information technology, human resources, legal and finance, have been allocated to the segments.  Remaining other corporate costs represent primarily vacant real estate.  Additionally, the three and twelve months ended September 30, 2003 include a $46 million gain on a curtailment of the management pension and postretirement plans.

Notes:

•Enterprise Communications Group - Includes all enterprise telephony products (MultiVantage™ Communications Applications and Definity families), VPNs and Data LAN & WAN equipment and related Applications software.

•Small & Medium Business Solutions - Includes SME (Small to Medium Enterprises) telephony products.

•Services - Includes Managed Services, Data Services, Outtasking, Value Added Services, Network Consulting, Implementation and Professional Services.

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